Exhibit 99.1
Dear Members:
Since our last report in September, there have been a number of changes in the marketplace and the political arena that have impacted IRE’s operations. The 2010 calendar year was very difficult for the entire biodiesel industry for several reasons discussed below. Fortunately, IRE has benefited from the fact that our lending group has looked over the broader market, and agrees that 2011 has the potential to be a much better year for not only IRE but also the entire biodiesel industry.
I would like to begin by introducing IRE’s newest director, Steve Powell. Steve joined the IRE Board in October as a replacement for Bill Pim. Bill assumed the full-time job of Chief Financial/Chief Operating Officer. Steve is an original unit holder in IRE and is from the Quad Cities area. He is the president of Life Investors Financial Services, Inc., DBA Powell Financial Group, and has served as such since 1971. He is a Chartered Financial Consultant, a Chartered Life Underwriter and an accredited estate planner with forty years experience in the financial services profession. Since joining the Board, Steve has contributed his advice and experience to our continued work with the IRE lending group.
This year, the K-1’s were sent out a bit later than usual. Please know that we understand the need to get these documents to you as soon as possible. The Board makes sure that all the required information is immediately available to the accountants and auditors so they can prepare and mail the documents to you. This year, however, we experienced a delay due to the need for the Iowa Department of Economic Development’s (IDED) decision concerning the High Quality Jobs Program tax credit. Because IRE did not meet all of the requirements to claim the tax credit for 2010, IDED considered reclaiming all of IRE’s previously-claimed credits. Ultimately, we were able to demonstrate our plan to re-commence production in 2011 and IDED decided to allow us to defer the 2010 tax credit. As a result, you did not see the credit on your 2010 K-1. While IRE cannot guarantee any future credits, it is our hope to reclaim the High Quality Jobs Program tax credit for 2011.
By now all of you should have received your proxies for IRE’s 2011 annual meeting scheduled for May 7, 2011. If you have not received your proxy, please contact our office immediately. This year, our member vote is limited to the election of Board members. Two directors, Ed Hershshberger and John Heisdorffer, are presented for renewal of their three-year terms. Larry Rippey and Steve Powell were both appointed by the Board as replacements for members who left the Board in 2010. As required by our operating agreement, they are presented for confirmation by the members. Larry Rippey was appointed to complete the term of Warren Bush and if confirmed by this vote, will stand for re-election at the completion of Warren’s term in 2012. Steve Powell was appointed to complete the term of Bill Pim and if confirmed by this vote, will stand for re-election at the completion of Steve’s term in 2013. We ask that you mail your proxies as soon as possible so we can establish a quorum for the meeting. Anyone, who has returned their proxy, but attends the meeting in person can change their vote by revoking their proxy. You can also attend the meeting and vote in person in lieu of returning your proxy.

This last year was very difficult for the biodiesel industry for a couple of major reasons. The first was the delayed implementation of the amended Renewable Fuel Standard (RFS2). RFS2 is the first national renewable fuel requirement that had a specific use requirement for biodiesel. Originally, this requirement was scheduled to take effect in January 2009. Unfortunately, the EPA pulled the requirements for further review. New rules were not published by the EPA until February 2010, and implementation did not begin until July 2010. Because of the mid-year implementation, the 2010 requirement was reduced and the obligated parties were allowed to push approximately half of their 2010 use requirements to 2011. These actions alone significantly reduced biodiesel demand during 2010. The impact of the RFS2, however, was compounded by the second reason the biodiesel industry experienced difficulties in 2010; the delay of Congress to renew the $1.00/gallon blender’s tax credit. The blender’s tax credit is an annually renewable tax credit to encourage biodiesel use by helping the price of biodiesel reach price parody with petroleum diesel. In December 2009, Congress failed to pass an extension of the biodiesel blender’s credit. This inaction was the first time that Congress had failed to renew this annual credit since the credit’s inception. Throughout 2010, Congress continued its efforts to renew the credit but failed to do so until December 2010. The uncertainty this caused for both producers and users of biodiesel simply collapsed 2010 biodiesel demand. In 2010, only the minimum requirement was produced and only those companies who were willing to assume the risk that Congress would retroactively renew the blender’s credit produced. IRE, like most in the biodiesel industry, was not in a position to speculate on Congressional action, so we did not produce in 2010. It should be understood, had Congress not retroactively renewed the blender’s credit for 2010, considerable losses would have been incurred by those who had assumed that risk.
Throughout 2010, IRE worked closely with our lending group to conserve our cash in anticipation of better market conditions in 2011. While IRE is in default on several loan covenants and has been making interest only payments on its loan, the lending group has generously agreed to forbearance through December 2011. In addition, the lending group has approved and supplied a $6 million line of operating credit for the purchase of feedstock. This line of credit was implemented in late 2010 and we are beginning to make good use of it. We believe that IRE is in a position to benefit from this anticipated turnaround in the biodiesel industry. We are grateful for the lending group’s continued willingness to work with us to make IRE a successful company.

As we look forward to 2011, there are reasons to believe that this will be a better year. The first is that the RFS2 mandatory use requirement is 800 million gallons. In addition, because the 2010 implementation was pushed back, approximately 300 million gallons from the 2010 requirement was pushed into 2011 elevating the requirement for 2011 to \ as much as 1.1 billion gallons. We expect the industry’s obligation to fill these requirements to bring opportunities to IRE.
The marketing functions for IRE were officially assumed by World Management Group (WMG) on July, 1 2010. Since that time, WMG has spent considerable time working on IRE’s behalf in the biodiesel marketplace. As we enter the second quarter of 2011, we are beginning to see the fruit of those efforts. Over that last couple of months, we have received and processed feedstocks and have begun production of finished product. WMG continues negotiations with several potential customers and we are hopeful that business will continue to improve.
The arbitration proceedings between IRE and REG are continuing. This has been a slow process, and we are currently in the discovery phase of the proceeding. We hope to conclude this matter soon, with the hearing currently scheduled for August 2011.
As always we encourage you to visit the IRE website for any announcements and current regulatory filings.
The entire Board thanks everyone for their participation and continued support of IRE.

Sincerely,
Michael J. Bohannan
Chairman IRE
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